EXHIBIT 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Le Gaga Holdings Limited:

We consent to the incorporation by reference in the registration statement (No. 333-173979) on Form S-8 of Le Gaga Holdings Limited of our report dated October 24, 2013, with respect to the consolidated balance sheets of Le Gaga Holdings Limited and subsidiaries as of March 31, 2011, March 31, 2012, June 30, 2012 and June 30, 2013, and the related consolidated income statements, statements of comprehensive income, statements of changes in equity and statements of cash flows for each of the years in the two-year period ended March 31, 2012, the three months ended June 30, 2012 and the year ended June 30, 2013, and the effectiveness of internal control over financial reporting as of June 30, 2013, which reports appear in the June 30, 2013 annual report on Form 20-F of Le Gaga Holdings Limited.

/s/ KPMG

Hong Kong, China

October 24, 2013